Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of July, 2007, by and between J.G. Wentworth, LLC, a Delaware limited liability company (the “Company”), and Randi Sellari (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement (the “Prior Agreement”), dated as of July 20, 2005, pursuant to which the Executive serves as President and Chief Operating Officer of the Company; and

WHEREAS, the Executive and the Company wish to amend the Prior Agreement, effective as of July 1, 2007 (the “Effective Date”); and

WHEREAS, the Board of Managers of the Company (the “Company Board”) has approved and authorized the Company to enter into this Agreement with the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term.

(a) Subject to earlier termination pursuant to Section 10 hereof, the term of employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) shall commence as of the Effective Date and terminate on the third anniversary of the date thereof.

(b) Commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for one (1) additional year unless, not later than ninety (90) days prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

3. Position. During the Term, the Executive shall serve as the President and Chief Operating Officer of the Company, and perform such other duties as the Chief Executive Officer or the Managing Member of the Company shall determine.

4. Duties. During the Term, the Executive shall devote her full time and attention during normal business hours to the business and affairs of the Company, except during vacations or for illness or incapacity in accordance with Section 7 hereof.

5. Salary and Bonus.

(a) During the Term, the Company shall pay to the Executive a base salary at the rate of $425,000 per year (as the same may be increased, the “Base Salary”), payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices, but in no event less often than semi-monthly. Commencing on the date on which audited financial statements for fiscal year 2007 become available, and on the date in each subsequent year when audited financial statements for the immediately proceeding year become available, the Managing Member of the Company shall review and may increase, but not decrease, the Base Salary. Any increase in Base Salary shall be made retroactive to the first day of the fiscal year in which such increase occurs.

(b) In addition to the Base Salary, the Executive shall be eligible to receive an annual bonus for such year. The annual bonus shall be paid pursuant to the terms of the Company’s Executive Bonus Plan, as set forth in Exhibit A (the “Bonus Plan”). Any bonus earned in an applicable year shall be paid regardless of whether the Executive remains employed by the Company on the date that the bonus would be otherwise paid.

6. Equity Compensation. The Executive shall be eligible to participate in the 2007 Equity Compensation Plan of J.G. Wentworth, Inc. (“JGW Inc.”) and will receive, effective upon consummation of the sale of shares of Class A common stock, par value $0,001 per share, of JGW Inc., to certain qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, and the corresponding purchase by JGW Inc. of membership interests in JGW Holdco, LLC, all as more fully described in the Offering Memorandum (the “OM”) distributed in connection therewith, options exercisable for up to 0.75% of the outstanding capital stock of JGW Inc., after giving effect to the transactions contemplated by the OM. Such options to be granted at the price paid by such institutional buyers in the transaction described above. Twenty percent (20%) of such options shall vest as of as of the first anniversary of the Effective Date, with an additional twenty percent (20%) vesting on each anniversary of such date through 2012.

7. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave as described on Exhibit B hereto.

8. Business Expenses. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by her in connection with her employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the “Code”), and in accordance with the Company’s normal expense reimbursement policies.

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9. Health, Welfare and Pension Benefits: Insurance.

(a) During the Term, the Executive shall receive health, welfare and fringe benefits as described on Exhibit B hereto. Such fringe benefits shall include but not be limited to (i) the Company paying the Executive $1,500 per month for the cost of leasing an automobile of Executive’s choice, which amount shall increase annually by the Consumer Price Index; and (ii) the Company providing the Executive medical benefits and annual club memberships as described on Exhibit B hereto. Notwithstanding the preceding, the fringe benefits provided to the Executive shall not be less than those fringe benefits offered to the Company’s similarly situated senior executive officers. In furtherance of the foregoing, during the Term, the Executive and eligible members of her family shall be eligible to participate fully in all (i) health and dental benefits and insurance programs, (ii) short- and long-term disability benefits and other insurance programs and (iii) pension and retirement benefits, all as available to senior executive officers of the Company generally.

(b) During the Term, the Company will pay Executive $35,000 per year for the purchase of life insurance of Executive’s choice.

10. Termination of Agreement. The employment by the Company of the Executive pursuant to this Agreement shall not be terminated prior to the end of the Term, except as set forth in this Section 10.

(a) Death. The employment by the Company of the Executive pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs shall receive (i) the Executive’s Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (ii) a payment equal to the pro rated bonus for the year in which the Date of Termination occurs, which bonus shall be paid when, as and if bonuses are paid to other senior executives of the Company with respect to such year, and (iii) the Executive’s Base Salary and health and welfare benefits pursuant to Section 9(a) hereof for thirty-six (36) months following the Date of Termination. The pro rated bonus shall be based on the bonus that Executive would have received for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of her termination and the denominator of which is 365.

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(b) Disability. The employment by the Company of the Executive pursuant to this Agreement may be terminated by written notice to the Executive at the option of the Company in the event that the Executive becomes unable to perform her normal duties for a period of six consecutive months by reason of physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(b), the Executive shall as of such date resign from all of her positions, duties and authorities hereunder, and the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) a pro rated bonus for the year in which the Date of Termination occurs which shall be determined and paid in the manner provided in Section 10(a) hereof, and (iii) the Executive’s Base Salary and health, welfare, and fringe benefits pursuant to Section 9(a) hereof to be paid or provided to the Executive under this Agreement for thirty-six (36) months following the Date of Termination.

(c) By the Company without Cause. The employment of the Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by written notice to the Executive of a notice of termination (“Notice of Termination”). In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(c), the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) a pro rated bonus for the year in which the Executive’s termination of employment occurs, which shall be determined and paid in the manner provided in Section 10(a) hereof and (iii) the Executive’s Base Salary and health, welfare and fringe benefits pursuant to Section 9(a) hereof to be paid or provided to the Executive under this Agreement for thirty-six (36) months following the Date of Termination.

(d) By the Company for Cause. The employment of the Executive pursuant to this Agreement may be terminated by the Company by delivery to the Executive of a Notice of Termination for Cause. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement or any other benefit plans of the Company through the Date of Termination and no more.

(e) By the Executive without Good Reason. The employment of the Executive by the Company pursuant to this Agreement may be terminated by the Executive at any time without Good Reason by delivery to the Company of a Notice of Termination. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement or any other benefit plan of the Company through the Date of Termination and no more.

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(f) By the Executive with Good Reason. The employment of the Executive by the Company pursuant to this Agreement may be terminated by the Executive at any time with Good Reason by delivery to the Company of a Notice of Termination. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(f), the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) a pro rated bonus for the year in which the Executive’s termination of employment occurs, which shall be determined and paid in the manner provided in Section 10(a) hereof and (iii) the Base Salary and health, welfare and fringe benefits pursuant to Section 9(a) hereof to be paid or provided to the Executive under this Agreement for thirty-six (36) months following the Date of Termination.

(g) Date of Termination. During the Term, the Executive’s Date of Termination shall be: (i) if the Executive’s employment by the Company is terminated pursuant to Section 10(a), the date of the Executive’s death; (ii) if the Executive’s employment by the Company is terminated pursuant to Section 10(b), the last day of the applicable six month period referred to in Section 10(b); (iii) if the Executive’s employment by the Company is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given; or (iv) if the Executive’s employment by the Company is terminated pursuant to Section 10(c), 10(e) or 10(f), the date that is sixty (60) days following the date of the Notice of Termination or Notice of Resignation, as the case may be, is given (provided, that the Company, in its sole discretion, may waive all or any part of such 60-day period).

(h) Options. In the event of any termination of Executive’s employment pursuant to Section 10(c), all options granted to the Executive pursuant to the option plan referred to in Section 6 that are not vested as of the applicable Date of Termination shall automatically, and without any further action on the part of the Company or Executive, vest as of the last day of the Restricted Period (as defined herein). In the event of any other termination of Executive’s employment, all options granted to Executive that are not vested as of the applicable Date of Termination shall automatically, and without any further action on the part of the Company or Executive, terminate as of the Date of Termination. The Executive may exercise any options which are vested as of the applicable Date of Termination at any time prior to the 90th day following such Date of Termination, at which time all unexercised options shall terminate; provided that any options that become vested on the last day of the Restricted Period may be exercised by the Executive at any time prior to the 90th day following such vesting. Notwithstanding the foregoing, in the event of any termination pursuant to Section 10(d), all options held by the Executive, whether vested or unvested, shall terminate as of the applicable Date of Termination. In addition, all options granted to the Executive pursuant to the option plan referred to in Section 6 that are not vested as of the consummation of any Sale Transaction (as defined in the Second Amended and Restated Limited Liability Company Agreement of JGW Holdco, LLC, dated as of the Effective Date), shall automatically and without any further action on the part of the Company or the Executive, vest immediately prior to the consummation of the Sale Transaction.

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(i) Conditions to Payment. All payments and benefits due to the Executive under this Section 10 are subject to, and contingent upon, the execution and delivery by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates substantially in the Company’s then current form of release, with such changes therein or modifications thereto as the Company may reasonably request at or prior to the Date of Termination. The payments due to the Executive under this Section 10 shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates and shall be made in accordance with the Company’s normal practices and policies.

(j) Notwithstanding the foregoing, if any amount to be paid to Executive pursuant to this Section 10 is subject to Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (“Section 409A”), and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of Executive’s termination of employment for any reason other than death.

11. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary limited liability company action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Executive represents and warrants that she is not a party to any agreement or instrument which would prevent her from entering into or performing her duties in any way under this Agreement and that this Agreement is a valid and binding agreement of the Executive enforceable against the Executive in accordance with its terms.

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12. Successors.

(a) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to her hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is no such designee, to his estate.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13. Non-Competition Covenants.

(a) The Executive will not, (i) during the Term of the employment and (ii) for a period of three (3) years following the Date of Termination (such period, the “Restricted Period”) do any of the following directly or indirectly within the continental United States, without the prior written consent of the Company:

(1) engage, in, own, manage, control or participate in the ownership, management or control of, provide capital or advice to, or be related or otherwise affiliated in any manner with, any person or entity which is engaged in any of the following activities within the United States: (1) purchase and sale of, or investment in, structured settlements; (2) purchase and sale of, or investment in, annuity contracts; (3) purchase and sale of, or investment in, private mortgage notes; (4) purchase and sale of, or investment in, viatical settlements; (5) purchase and sale of, or investment in, lottery payment streams; (6) purchase and sale of, or investment in, royalty streams; (7) inheritance advance business; (8) litigation advance business; (9) forfaiting business; and (10) any other business that the Company and its then current subsidiaries are engaged in or have made plans to engage in during the six month period prior to the Date of Termination. Notwithstanding the foregoing, nothing herein shall (A) prevent the purchase or ownership by the Executive of less than five percent (5%) of the outstanding equity securities of any class of securities of a company that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, or (B) prevent the Executive from purchasing annuities or similar financial products directly from an insurance company or other party marketing such products to the public, so long as such purchases are for personal use, in conjunction with the Executive’s tax or financial planning and investment activities, and not for purposes of engaging in a trade or business;

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(2) except for the furtherance of the interests of the Company or its subsidiaries, solicit or call on, either directly or indirectly, in connection with any business which (in the case of clause (i) or (ii) below is competitive with the business of the Company or its subsidiaries, any (i) customer or prospective customer with whom the Company or its subsidiaries shall have dealt at any time or (ii) supplier or prospective supplier with whom the Company or its subsidiaries shall have dealt;

(3) except for the furtherance of the interests of the Company or its subsidiaries, influence or attempt to influence any vendor, customer or prospective customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries; or

(4) except for the furtherance of the interests of the Company or its subsidiaries, influence or attempt to influence any person to either (i) terminate or modify employment, consulting, agency or other arrangements with the Company or its subsidiaries or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or its subsidiaries as an employee, consultant or agent of the Company or its subsidiaries in the business at any time during the one (1) year period immediately preceding the Date of Termination.

(b) The Executive acknowledges and agrees that the restrictions contained in the foregoing covenants are necessary to protect legitimate interests of the Company and acknowledges that remedies for damages in the event of their violation or potential violation would be inadequate. Accordingly, the Executive agrees that the Company will be entitled to injunctive relief in the event of any violation by her of any provisions of this Section 13. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies that the Company may have. The period of time during which the provisions of this Section 13 will be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction where the injunctive relief is sought.

(c) If any provision of this Section 13 shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to reform the terms thereof in order to render it valid and enforceable.

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14. Nondisclosure. The Executive agrees not to use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret or confidential information relating to the business of the Company or its subsidiaries, including, without limitation, information relating to formulas, designs, processes, suppliers, machines, compositions, improvements, inventions, operations, manufacturing, processing, marketing, distributing, selling, cost and pricing data, master files or customer lists utilized by the Company or its subsidiaries and all other similar information material to the conduct of the business of the Company or any of its subsidiaries, which is not presently generally known to the public and which is or was obtained or acquired by the Executive while an employee of the Company or its subsidiaries; provided, however, that this provision shall not preclude the Executive from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the Executive will give the Company three (3) Business Days’ written notice (or, if disclosure is required to be made in less than three (3) Business Days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

15. Inventions. The Executive hereby sells, transfers and assigns to the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during her employment by the Company which directly relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under development by the Company, or which otherwise directly relate or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of her employment with the Company (the “Inventions”). The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the Inventions. The Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any Invention relating to the business of the Company and disclosed or utilized by the Executive within one (1) year following the Date of Termination shall be deemed to fall within the provisions of this paragraph.

16. Acknowledgment. The Executive agrees that the restrictions contained in Sections 13, 14 and 15 hereof are a material inducement to the willingness of the Company to enter into this Agreement and are an essential element of the compensation the Executive is granted hereunder and, but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

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17. Effectiveness; Entire Agreement. This Agreement shall become effective as of the Effective Date. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including, the Prior Agreement. The Executive represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

18. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

19. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first class mail or (iv) transmitted by facsimile transmitted to the party concerned at the address or telecopier number set forth below:

To the Executive at:

Randi Sellari

with a copy to:

Reed Smith LLP

1650 Market Street

Philadelphia, PA 19103

Facsimile: (215) 851-1420

Attention: Lori L. Lasher, Esq.

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To the Company at:

J.G. Wentworth, LLC

c/o JLL Partners Fund V, L.P.

450 Lexington Avenue

Suite 3350

New York, New York 10017

Facsimile: (212) 286-8626

Attention: Frank Rodriguez

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899

Facsimile: (302) 651-3001

Attention: Robert B. Pincus, Esquire

Such notices shall be effective: (i) in the case of hand deliveries when received; (ii) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail, five (5) Business Days after deposit in the postal system, first class mail, postage prepaid; and (iv) in the case of facsimile notices, when electronic confirmation of receipt is received by the sender. Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 19; provided, however, that such change shall be effective when received.

20. Severability. If any provision or clause of this Agreement or the application of any such provision or clause to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law.

21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. Expenses. In the event that any claim, action, suit or proceeding shall be brought by the Executive or the Company for purposes of enforcing the terms of this Agreement, or otherwise in connection with the subject matter hereof, each of the Executive and the Company hereby acknowledge and agree that the party prevailing in such claim, action, suit or proceeding, as finally determined by a court of competent jurisdiction, shall be reimbursed by the losing party for all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection therewith.

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23. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

24. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25. Withholding; Section 409A.

(a) All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

(b) If either party notifies the other that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravene Section 409A or any regulations, Treasury guidance, or other authority promulgated thereunder, or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel) and shall use their good faith best efforts to reform the provisions hereof prior to December 31, 2007, to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A and (b) to the extent possible, to avoid the imposition of any tax, interest or other penalties under Section 409A upon the Executive or the Company.

26. Definitions.

(a) “Business Day” means any day that banks are opened for business in the State of Delaware, other than a Saturday or Sunday.

(b) “Cause” means the determination, in good faith, by the Company Board (or any successor thereto), after notice to the Executive and, if capable of being cured, a reasonable opportunity to cure, that one or more of the following events has occurred prior to the Date of Termination: (i) the willful failure of the Executive to perform her material duties with the Company which duties are commensurate with those of the position for which the Executive is then employed; (ii) any act of gross negligence, fraud or willful misconduct by the Executive materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (iii) the Executive’s commission of any felony; (iv) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates; or (v) any material breach by the Executive of this Agreement, which after notice by the Company, is not cured by the Executive (if capable of being cured) within 30 days thereafter.

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(c) “Good Reason” means the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company or its successor promptly after receipt of notice thereof given by the Executive:

(i) the Company’s requiring the Executive to be based at a location more than 10 miles from the existing corporate headquarters; or

(ii) any material breach of this Agreement by the Company (including any material reduction in duties or salary), which after notice by the Executive is not cured within 30 days thereafter.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.

J.G. WENTWORTH, LLC
By:	/s/ Michael Goodman
Name: Michael Goodman
Title: CEO

EXECUTIVE
/s/ Randi Sellari
Randi Sellari

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Exhibit A

Annual Bonus Plan—Randi Sellari

• Target of 100% of Annual Salary

• Less than 90% of Budget (Pre-Tax) — None

• 90%-100% — Pro Rata up to 100%

• 100%+ — 2 times [(i.e.) 120% of Plan equals 140% Bonus]

(’07 Bonus based on Salary of $425,000)

Exhibit B

Randi Sellari

Vacation, Holiday and Sick Leave

Vacation — Standard policy as provided from time to time to similarly situated executives.

Holiday and Sick Leave — All official Company holidays and a number of sick days as provided by the Company from time to time to similarly situated senior executives.

Medical Insurance

100% employer paid family coverage in a plan acceptable to Executive.

Employer Provided Club Memberships

$1000 per month for Membership(s) of Executive’s choice.